UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 5/10/2006

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-3660

DE	34-4323452
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2006, Owens Corning and certain of its United States subsidiaries (collectively, the “Debtors”) (subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”)), the Official Committee of Asbestos Claimants (the “Asbestos Committee”), the Legal Representative for Future Claimants (the “Future Representative”), the Official Committee of Unsecured Creditors, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Equity Holders Committee, and the Ad Hoc Bondholders Committee executed an agreement in principle setting forth the agreed upon key terms of a new plan of reorganization (the “New Plan”) to be proposed by Owens Corning, including the treatment to be provided to the various classes of creditors (the “Settlement Term Sheet”). The Settlement Term Sheet assumes an enterprise value of Owens Corning of $5.858 billion, and fixes Owens Corning’s asbestos personal injury claims at the judicially determined $7 billion. The Settlement Term Sheet further provides that under the New Plan, the existing equity of Owens Corning will be extinguished and 131.4 million shares of common stock of reorganized Owens Corning (or one of its affiliates) (the “New Common Stock”) will be issued, and that prior to the effective time of the reorganization, Owens Corning will enter into a binding commitment letter with one or more financial institutions for $1.8 billion of post-petition debt financing. The Settlement Term Sheet provides that the New Plan must be effective no later than October 30, 2006, or such other time as Owens Corning, the Asbestos Committee and the Future Representative shall unanimously agree. A copy of the Settlement Term Sheet is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Additionally, on May 10, 2006, Owens Corning (subject to the approval of the Bankruptcy Court), the Asbestos Committee, the Future Representative and certain holders of pre-petition bonds issued by Owens Corning (the “Holders”) entered into a plan support agreement (the “Plan Support Agreement”) with respect to the terms set forth in the Settlement Term Sheet. The Plan Support Agreement provides that the Holders have agreed to accept the treatment provided for their claims in the Settlement Term Sheet and, subject to the terms of the Plan Support Agreement and the Bankruptcy Code, to support a plan of reorganization consistent with the terms of the Settlement Term Sheet. The Plan Support Agreement also provides that Owens Corning (subject to the approval of the Bankruptcy Court) and the other plan proponents shall prepare all documents needed to effectuate a plan of reorganization consistent with the terms of the Settlement Term Sheet and the Plan Support Agreement. A copy of the Plan Support Agreement is being filed as Exhibit 10.2 to this Current Report on Form 8-K.

In connection with the Settlement Term Sheet and the New Plan proposed therein, on May 10, 2006, Owens Corning and J.P. Morgan Securities Inc. (“J.P. Morgan”) executed an equity commitment agreement (the “Equity Commitment Agreement”), which is subject in its entirety to Bankruptcy Court approval. The Equity Commitment Agreement contemplates a rights offering (the “Rights Offering”) whereby holders of certain claims against Owens Corning would be offered the right to purchase up to their pro rata share of 72,900,000 shares of the New Common Stock at a purchase price of $30.00 per share. The Equity Commitment Agreement provides for the purchase by J.P. Morgan of a number of shares of New Common Stock equal to 72,900,000 minus the number of shares of New Common Stock purchased pursuant to the Rights Offering on or before its expiration. The Equity Commitment Agreement provides for J.P. Morgan to receive a fee of $100,000,000 from Owens Corning following approval of the Equity Commitment Agreement by the Bankruptcy Court. A copy of the Equity Commitment Agreement is being filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On May 10, 2006, Owens Corning issued a press release announcing its agreement in principle with representatives of each of its key creditor groups, subject to approval of the Bankruptcy Court, as set forth in the Settlement Term Sheet. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Settlement Term Sheet by and among the Debtors, the Official Committee of Asbestos Claimants, the Legal Representative for Future Claimants, the Official Committee of Unsecured Creditors, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Equity Holders Committee, and the Ad Hoc Bondholders Committee.

10.2	Plan Support Agreement, dated as of May 10, 2006, by and among Owens Corning, the Asbestos Claimants Committee, the Future Claimants’ Representative, and certain holders of pre-petition bonds issued by Owens Corning.

10.3	Equity Commitment Agreement, dated May 10, 2006, by and between Owens Corning and J.P. Morgan Securities Inc.

99.1	Press Release dated May 10, 2006.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: May 11, 2006	By:	/s/ Stephen K. Krull
Stephen K. Krull Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Settlement Term Sheet by and among the Debtors, the Official Committee of Asbestos Claimants, the Legal Representative for Future Claimants, the Official Committee of Unsecured Creditors, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Equity Holders Committee, and the Ad Hoc Bondholders Committee.

10.2	Plan Support Agreement, dated as of May 10, 2006, by and among Owens Corning, the Asbestos Claimants Committee, the Future Claimants’ Representative, and certain holders of pre-petition bonds issued by Owens Corning.

10.3	Equity Commitment Agreement, dated May 10, 2006, by and between Owens Corning and J.P. Morgan Securities Inc.

99.1	Press Release dated May 10, 2006.